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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-201860 on Form S-3 of our report on the consolidated financial statements and financial statement schedules of MetLife Insurance Company USA and subsidiaries (the "Company") dated March 27, 2015, (which expresses an unqualified opinion and includes an explanatory paragraph regarding the renaming of the Company, its mergers with entities under common control, and the retrospective adjustment of the consolidated financial statements for all periods presented to reflect the mergers in a manner similar to a pooling-of-interests as described in Note 3) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2014, and to the reference to us as Experts under the heading "Independent Registered Public Accounting Firm" in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP


New York, New York
December 7, 2015